Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Elects Raymond Barton

and Richard Zona to Board Membership

WAYZATA, MN, January 19, 2011 — The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced the election of Raymond L. Barton and Richard A. Zona to the TCF Board of Directors, effective January 18, 2011.

Mr. Barton is the Chief Executive Officer and Chairman of the Board at Great Clips, Inc.  He joined Great Clips as President in 1983.  Previously, Mr. Barton served as Vice President at Questex Energy, Treasurer at Century 21 Real Estate North Central States, and as a member of the accounting firm Alexander Grant & Co. (now Grant Thornton).

Mr. Zona is the founder of Zona Financial, LLC which provides financial advisory services primarily to companies in the financial services industry.  From 1989 to 2000, he was with U.S. Bancorp where he most recently served as Vice Chairman of Wholesale Banking and Wealth Management.  He also served on the Federal Reserve Board Advisory

Council in 1998 and 1999.  Prior to his career at U.S. Bancorp, Mr. Zona spent 20 years with the accounting firm Ernst & Young.

“It is an honor to welcome Ray Barton and Rick Zona to TCF’s Board of Directors.  Ray brings to the Board an entrepreneurial background as well as extensive insight into the retail franchise business while Rick brings a wealth of knowledge and experience in the financial services industry,” said William A. Cooper, Chairman of the Board and Chief Executive Officer.  “We very much look forward to their guidance and counsel.”

TCF is a Wayzata, Minnesota-based national bank holding company with $18.3 billion in total assets.  TCF has 440 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

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